EXHIBIT 10.1
July 19, 2007
VIA FEDERAL EXPRESS
Donna Noce Colaco
8 Stratford Drive
Livingston, NJ 07039
Dear Donna:
Chico’s is very pleased to offer you the opportunity to join our organization. We believe that you can make a tremendous impact on our organization and look forward to the chance to work with you. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Title:	President White House/Black Market

Reporting to:	Chief Executive Officer

Base Salary:	$600,000.00 annually

Start Date:	August 6, 2007

Incentive Bonus:	Range: 0%–140% of base salary earned during the semi-annual bonus period, which is contingent upon the achievement of corporate targets; paid semi-annually (generally in September and March). Incentive bonus is guaranteed at 60% of base salary earned during the fall season 2007 bonus period and guaranteed at 60% of base salary earned during the spring 2008 bonus period. Our two semi-annual bonus periods are February thru July and August thru January.

Sign on Bonus:	$125,000.00, less applicable taxes to be paid to you within 30 days of reporting to work at Chico’s. You agree to repay this entire amount within 60 days if you voluntarily leave Chico’s within 12 months of your start date.

Stock Options:	A one-time grant of 30,000 non-qualified stock options at Fair Market Value granted on the first day of the open window period immediately following your date of hire (September 7, 2007). These options will vest over a three-year period with one-third vesting each year. You will be eligible for additional grants in March.

Restricted Stock:	A one-time grant of 10,000 shares of restricted stock granted on the first day of the open window period immediately following your date of hire (September 7, 2007). These shares will vest over a three-year period with one-third vesting each year. You will be eligible for additional grants in March.

Severance:	If we terminate your employment without cause, we will continue to pay you your base salary for a period of twelve months following the date of termination. In general terms, cause shall mean any action or inaction by you that causes the company substantial harm. If, however, Chico’s adopts a severance plan applicable to all officers, you agree that any such plan will supersede the provisions of this paragraph.

Change of Control:	If there is a greater than 50% change in Company ownership or greater than 50% turnover in the Company’s Board of Directors in any 12-month period that results in your good faith determination that you can no longer adequately perform your duties as a senior officer, resulting in your voluntarily terminating your employment, then you will be entitled to a lump sum payment of your annual salary. If, however, Chico’s adopts a severance plan applicable to all officers that covers a change of control, you agree that any such plan will supersede the provisions of this paragraph.

Change of Management:	If Scott Edmonds ceases to be employed by Chico’s, for any reason, within the first year of your employment that results in your good faith determination that you can no longer adequately perform your duties as a senior officer, resulting in your voluntarily terminating your employment, then you will be entitled to a lump sum payment of your annual salary; provided, however, that your rights under this paragraph must be exercised within 90 days of Mr. Edmonds leaving and you must provide Chico’s with at least 90 days written notice of your intention to voluntarily terminate your employment. If you exercise your rights under this paragraph, you agree to execute a Non-Completion and Non-Solicitation Agreement substantially in the form of Agreement attached to this.

Time Off:	You will be eligible for 10 PTO days this year and 20 PTO days per calendar year starting in 2008.

Annual Review:	Merit reviews and equity grants for officers are considered at the end of the fiscal year, and issued in March of each year.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Plan:	Medical/Dental/Vision
Chico’s will reimburse you for COBRA premiums on medical insurance, if applicable, until you are eligible for the Chico’s medical insurance. If you elect not to enroll in the Chico’s program when eligible, reimbursement for COBRA payments will cease.

Eligibility Date: first day of the month after 60 days of employment

Life Insurance:	Chico’s provides term insurance equal to 1x your base salary; in addition Chico’s provides accidental death and dismemberment insurance equal to 1x your base salary. Supplemental insurance is available for purchase.

Eligibility Date: first day of the month after 60 days of employment

401(k) Plan:	Eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. You will be able to roll over existing qualified funds immediately.

Eligibility Date: first quarter after 12 months of employment

Deferred Compensation Plan:	As an officer of Chico’s, you will be immediately eligible to participate in the Chico’s Deferred Compensation Plan for the remainder of calendar year 2007. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary and up to 100% of your semi-annual bonus.

Stock Purchase Plan:	Opportunity to purchase Chico’s stock directly from the company, two times a year, in March and September.

Eligibility Date: September 2008

Relocation:	In order to ensure a successful relocation, Chico’s FAS, Inc. will provide the relocation assistance outlined in the attached Chico’s Tier I Relocation Program.
Please indicate your acceptance of our offer by signing below and returning to my attention by a confidential fax at 239-274-4284. By signing this letter you warrant that you are not a party to any agreement that would bar or limit the scope of your employment with Chico’s FAS, Inc.
Donna, we are looking forward to having you on our Chico’s team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. As we discussed, this offer is contingent upon the successful completion of references and background check.
If you have any questions, please feel free to call me at 239-274-4145.
Regards,
/s/ Scott A. Edmonds,
Scott A. Edmonds,
President
Chief Executive Officer
Accepted by:

/s/ Donna Noce Colaco	8/8/07
Donna Noce Colaco	Date

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